Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-138819) on Form S-8 of Ford Motor Company of our report dated June 22, 2007 appearing in the annual report on Form 11-K of the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees as of December 31, 2006 and for the year then ended.

/s/ Plante & Moran, PLLC

Southfield, Michigan
June 25, 2007